UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2019

KODIAK SCIENCES INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38682	27-0476525
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2631 Hanover Street Palo Alto, CA	94304
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 281-0850

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001	KOD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

On September 6, 2019, Dr. Victor Perlroth, Chief Executive Officer of Kodiak Sciences Inc. (the “Company”), informed the Company that he had entered into a Stipulation for Settlement with his spouse, Daniella Perlroth (the “Settlement”). In accordance with the Settlement, Dr. Perlroth will be making a $12.5 million equalization payment to Ms. Perlroth towards the balance of her one-half share of the community property interest in Kodiak Sciences Inc. Ms. Perlroth will also receive 600,000 shares of the Company’s common stock (the “Shares”) currently held by Dr. Perlroth, representing approximately 1.6 percent of the Company’s outstanding common stock, and Ms. Perlroth relinquished any other community property interest in the Company or its securities. The Shares will be registered in Ms. Perlroth’s name. Dr. Perlroth will continue to exercise sole voting authority over the Shares pursuant to a voting agreement and proxy to be entered into between Dr. and Ms. Perlroth. Any of the Shares that Ms. Perlroth sells in the open market will cease to be subject to the voting agreement and proxy. In addition, the Settlement requires that any sales of Shares by Ms. Perlroth must (i) be made pursuant to one or more Rule 10b5-1 trading plans approved by the Company, and (ii) comply with certain time and volume limitations. The Company does not believe the Settlement will have a material impact on the Company or the market for its securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KODIAK SCIENCES INC.

Date: September 12, 2019	By:	/s/ Victor Perlroth
Victor Perlroth, M.D.
Chief Executive Officer